Exhibit 99.1
------------

FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------
July 20, 2001                                                        Nasdaq-ACTT

              ACT TELECONFERENCING PROVIDES INVESTOR UPDATE ON ITS FINANCIAL PERFORMANCE OUTLOOK FOR SECOND QUARTER AND 2001

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a leading independent worldwide provider of audio, video, data and Web-based conferencing products and services, today provided an investor update for growth and profitability expectations for the recently concluded second quarter, as well as fiscal 2001.

Gerald D. Van Eeckhout, Chairman, said ACT continues to show steady growth throughout its global operations, with total call volumes increasing approximately 45% for the second quarter and the full fiscal year. Revenue is estimated at between $11 million and $12 million for the second quarter, up from $9 million in the same quarter a year ago, reflecting a continuing change in the mix of product toward lower-priced automated conferencing services. For the year ending December 31, 2001, revenue is projected to be in the $50 million range, which would represent an approximate 33% increase over the year-ago period.

Van Eeckhout said that EBITDA (earnings before interest, taxes, depreciation, amortization and minority interest) was expected to range from $1.0 million to $1.2 million for the second quarter, reflecting an EBITDA to sales percentage of approximately 10%. For the year, the Company is forecasting EBITDA in the $6 million to $7 million range. He added that EBITDA and profitability will be lower than analyst estimates due to several factors, including pricing concessions granted to certain large customers, continued investment in global infrastructure into new countries, and up-front costs associated with transitioning customers to automated services. Additionally, the Company expects to incur an extraordinary item of approximately $400,000 ($.07 per share) being a non-cash, warrant-related charge associated with early pay down of debt. Noting that final bottom line results for the second quarter cannot yet be accurately predicted, Van Eeckhout said the Company's revised goal is to be in the break-even range before one-time charges. After one-time and extraordinary charges, the loss per share for the quarter could be in the $.07 to $.14 per share range, subject to possible improvements described below.

The Company has not recognized $1.8 million ($.30 per share) of revenue and earnings potential improvement pertaining mainly to the first and second quarter of

2001 due to a contract dispute with a major customer. The matter is subject to legal interpretation, and if resolved in the Company's favor, would result in an increase in earnings of up to $1.8 million or a portion thereof. Depending upon the outcome, the increase would probably be recognized during the second, third or fourth quarter of 2001 as circumstances dictate.

"In spite of our steady growth rate and successful expansion and product development initiatives, a number of factors may combine to cause us to fall short of second quarter expectations," Van Eeckhout said. "We have already aggressively reduced our cost structure without compromising our high quality standards, and are implementing higher margin, automated services. We remain fully committed to advancing our status as a high quality emerging growth company."

Van Eeckhout cited several highlights from the second quarter:

 . Accelerated conversion to automated conferencing with more than 200% volume growth from ACT's automated ReadyConnectSM service during the second quarter

 .  Improved market penetration in all countries where ACT is represented;
   further expansion into the Asia Pacific region with a new office in Singapore

 . Successful initial build-out of a dedicated Internet telephony conferencing platform believed to be a unique worldwide solution for large volume conferencing

 . A 20% reduction of the U.S. work force as a result of automation expected to save an additional $1.0 million per year already implemented and effective July 1, 2001

 . Early pay down of debt as previously noted with a corresponding interest rate reduction from 13.5% to 7.5%; a move expected to generate ongoing interest and warrant amortization savings of $300,000 ($.05 per share) per year

In accordance with best practice guidelines, a detailed analysis and reconciliation of operating numbers to Generally Accepted Accounting Principles will be provided after finalization and release of second quarter numbers in August.

ACT provided the following analysis for its major product lines:

 . Audio conferencing: In line with ACT's previous expectations, the Company expects audio conferencing second quarter revenue should be approximately 90% of total revenue, reflecting growth of 30%. Audio conferencing EBITDA to sales percentage is expected to be above 20% in the second quarter and above 22% for the remainder of 2001. For fiscal 2001, ACT expects its audio conferencing business unit to amount to approximately 85% of total revenue, reflecting growth of new products and services.

 . New country development: New country development is defined as recent entries into Germany, Belgium, Hong Kong and Singapore as well as remote access costs in developing Asia Pacific countries such as Thailand and Malaysia. Revenue for new countries in 2001 is expected to increase to $1.6 million, representing an expected 250% increase. Similar growth is expected for the remainder of 2001 and 2002, with new countries contributing 3% to total revenue. This sector presently has EBITDA losses of approximately $200,000 per quarter.

 . Video, Data and Web conferencing and other new product development: ACT expects video, data and web conferencing and new product second quarter revenue to be approximately 7% of total revenue, with a second quarter growth rate of 30%. The Company is increasing its expectations for its 2001 and 2002 revenue to a 40% growth rate. This business presently has EBITDA losses of approximately $400,000 per quarter.

 . Internet telephony conferencing: No meaningful revenue has been generated from ACT's Internet telephony business unit. Second quarter and 2001 are expected to be EBITDA negative by $200,000 and $1.0 million, respectively. This product is expected to have very significant growth potential, although initial market acceptance by Internet telephony customers has been slow.

"We have managed our way through a challenging quarter and are now achieving significant ongoing efficiencies in the business due to higher growth and automation," Van Eeckhout said. "The opportunities for worldwide conferencing and new multi-media applications are immense. Our market presence in the financial services, high tech and consulting sectors is now expanding to promising growth in the medical, educational, pharmaceutical and outsourced telecom sectors."

Van Eeckhout added, "We have consciously chosen to provide premium service to our major U.S.-based customers at significant additional costs during the first half of 2001 as they transition to our automated services. We expect our margins to start improving during the second half of the year and we are targeting above 60% gross margins for automated services in 2002."

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide. The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. The Company's Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

                                      ###

                                   CONTACTS:

ACT Teleconferencing, Inc.                        Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager             KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                      Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com                              E-mail: kc@pfeifferhigh.com
        ---------------------                                      -------------------